Exhibit 99.1

[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600

                        CAPITAL SENIOR LIVING CORPORATION
                  COMPLETES THE REFINANCING OF FOUR COMMUNITIES

DALLAS - (BUSINESS WIRE) - July 19, 2005 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, today announced it has completed the refinancing of four communities with GMAC Commercial Mortgage ("GMAC"). The four communities, each known as Independence Village, are located in East Lansing, Michigan, Peoria, Illinois, and Raleigh and Winston-Salem, North Carolina. The properties have approximately 630 units of independent living and a combined resident capacity of nearly 700.

The new loans on the four properties total $39,150,000, equal to approximately 70% of their appraised value of $56.0 million. The appraised value equates to approximately $89,000 per unit. Occupancy on the portfolio is approximately 83%.

The interest rate on these properties is fixed for the entire ten-year term of the loan at the rate of 5.46%. Monthly principal and interest payments will be based on a 25-year amortization schedule.

These new loans replace approximately $34.0 million of debt previously financed through GMAC at variable interest rates equal to LIBOR plus 240 basis points (approximately 5.83% at the present time). The loans were due to mature in September 2005. This transaction increased the Company's available cash by approximately $4.6 million, net of fees and expenses.

"We are pleased with the confidence that GMAC continues to demonstrate in the senior living industry and our Company in particular," commented James A. Stroud, Chairman of the Company. "With this attractive fixed rate financing, we were able to increase our cash position by nearly $4.6 million, reduce the interest rate by nearly 40 basis points from the present variable rate and fix it below five and one-half percent for the next decade."

"This transaction is part of our strategy to convert our variable rate debt to long-term fixed rate debt at attractive terms to the Company," added Lawrence A. Cohen, Chief Executive Officer. "We plan to continue to convert our variable rate loans to fixed rates as our properties qualify for fixed rate debt."



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CAPITAL/Page 2


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 39 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

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